Exhibit 10.29

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

English Translation

Game Software License Agreement

This Game Software License Agreement is entered into as of July 21, 2008 between the following two Parties:

Party A:	Beijing Gamease Age Digital Technology Co., Ltd. (Gamease)
Address: F 2-5, East Wing, Jing Yan Hotel, No. 29, Shijingshan Road, Shjingshan District, Beijing.
Contact Person: Li FANG, Dewen CHEN
Tel: 010-627268906, 13910682129

Party B:	Beijing Game Peak Software Co., Ltd.
Address: F 11, Tower A, Wan Liu Yi Cheng Center, No. 11 Changchunqiao Road, Haidian District, Beijing
Contact Person: Wei WANG, Ping XIA
Tel: 010-58818189; 13801367337

WHEREAS:

(A)	Party B has the server and user end software technology of the online game software, the “Immortal Faith” (“Immortal Faith”) (“Licensed Product”, as defined in detail in Clause 6 of Article 1).

(B)	Party B wishes to enhance its popularity in the market, achieve more market share and gain proceeds from the potential market.

(C)	Party A intends to operate, promote, publish, product, utilize, sell and improve the Licensed Product and to provide the relevant product technology support services.

(D)	Party B licenses Party A to maintain, operate and promote the Licensed Product and to use all the trademarks and labels of the Licensed Product.

(E)	Party B has the intellectual property right of the Licensed Product for the part developed by Party B; and Party A shall pay a license fee and a share of the revenue to Party B in order to obtain the exclusive permanent operation right of the Licensed Product in mainland China, the exclusive right to license the oversea operator and all relevant product and technology support services from Party B during the operation period.

NOW, THEREFORE, both Parties agree as follows:

Article 1 Definitions

Unless otherwise provided hereunder, the following terms shall have the meanings as follows:

1.1	“License Fee” refers to all license fees that Party A shall pay to Party B under Clause 4.1 and 4.2.3 in order to obtain the operation right of the Licensed Product pursuant to this Agreement.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

1.2	“Character Image Business” refers to all of the commercial activities relevant to the character image of the Licensed Product.

1.3	“Day” refers to business days from Monday to Friday, excluding Saturday, Sunday, bank holidays or any other public holidays.

1.4	“Error” refers to the material defects, fault and functional damages of the Licensed Product that occur during the term of this Agreement, including without limitation:

1.4.1	failure with consecutive execution, data loss, inappropriately formatted or incorrect output format;

1.4.2	material defect to the game, which causes the items and experience of the system to produce a different effect from its design/setting;

1.4.3	instability of the game server and user end program, which may cause frequent automatic exiting of the game and disconnection.

1.5	“Technology Support Service” refers to the reasonable upgrade (service packs) service and technology consultation services provided by Party B upon the request of Party A.

1.6	“Licensed Product” refers to an online game named IMMORTAL FAITH (temporary name), all of the relevant programs and source codes as developed by Party B pertaining to IMMORTAL FAITH and all of the relevant products, trademarks, labels and interests for commercial purpose, including but not limited to the online game product of IMMORTAL FAITH, data slices, upgraded versions and relevant accessory products developed by Party B, which are displayed in any form or recorded in any carrier. The Licensed Product should be able to operate securely and normally.

1.7	“Game Revenue” refers to the monthly actual revenue collected each month by Party A for operating the Licensed Product before deducting the relevant channel costs, business taxes and revenue share as paid to Party B. Both Parties shall use the actual revenue of monthly online game users as provided by the Licensed Product Payment System as the basis of the revenue share for the previous month, which shall be confirmed by both Parties in writing to effectively become the Parties’ base amount for mutual profit distribution. The Game Revenue shall be named and calculated as certain currency and be realized as pre-paid cards, monthly paid cards, virtual item cards, virtual pre-paid cards and so on.

1.8	“Game Accessory Products” refers to any physical items developed or authorized to be developed by Party A related to the content of the game, including but not limited to the character’s toy, stationary, toy or published product related to the game, cloth, accessory, commodity with the logo of the game and the game’s tool, mobile picture, strategies book and so on.

1.9	“Sale Revenue of Accessory Products” refer to the net revenue for selling accessory products, which shall be deducted by production cost, channel cost and business tax.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

1.10	“Advertising Revenue” refers to the revenue arising out of the advertising through the game or any other related advertising, which has been deducted by business tax. The advertising revenue shall not include any expenses paid to the third party proxy or any discount payable to the third party.

1.11	“Product Package” refers to the products sold to the user, including virtual items.

1.12	“Data Slices and Extension Packs” refer to the various upgraded, optimized and updated versions of the Licensed Product.

1.13	“Virus” refers to the computer program that can copy itself and leave such copies into other media, including but not limited to tapes, memory sticks, electrical tape players, CDs or disks, which could destroy the data and cause the clients’ documents to be damaged and interfered with.

1.14	“PRC” or “China” refers to the People’s Republic of China, excluding Hong Kong, Macao and Taiwan Province.

1.15	“PCU”: refers to peak concurrent users, which is the highest number of frequent users online.

1.16	“Monthly Revenue” refers to the game revenue collected in a month, the month herein means one calendar month.

Article 2 The License

2.1	According to the payment arrangement hereunder, Party B licenses Party A an exclusive and permanent operating right for the online game of IMMORTAL FAITH in the mainland of China and to be responsible for the promotion, publication, production, sale and maintenance of the Licensed Product. Party A shall not transfer or license any right of the Licensed Product to any third party without the written consent of Party B in mainland China. Party B shall not operate the Licensed Product by any means and shall not transfer or license the Licensed Product in full or in partiality to any third party besides Party A by any means in the territory of China. If the affiliates of Party A wants to obtain the same rights as indicated in Clause 2.1, Party B must agree in writing, but Party B shall not refuse without reason.

2.2	Party B licenses Party A the operating rights and technology support of IMMORTAL FAITH any country or region outside of mainland China.

2.3	Upon the written consent of Party B, Party A can cooperate with a third party in mainland China to operate IMMORTAL FAITH. The revenue (deducting business taxes) from the co-operation of IMMORTAL FAITH shall be shared together with the revenue from the sole operation of IMMORTAL FAITH in mainland China (deducting channel cost and business tax) pursuant to the Clause 4.2.1.

2.4	Party A shall have the right to operate, manage, promote, publish, produce, sell and maintain the Licensed Product at its sole discretion and be solely responsible for the implementation of the product operations and strategies. Party B shall have the right to inquire concerning the specific strategies and to provide suggestions to Party A. Party A shall reply to such inquiries and suggestions in writing.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

2.5	Before the internal test of Party B, during the internal test and the open test of Party B, in all three times, Party B shall provide Party A with all the source code of the IMMORTAL FAITH server, and user end and the relevant tools. In the source code provided by Party B during the second time and third time, the source code of the server shall be used on the Linux system. After the official test of IMMORTAL FAITH by Party A, Party A has the right to improve and self-develop the IMMORTAL FAITH and process the sole intellectual property right for the source code of the subsequent developed server, user end and relevant tool, including all intellectual property rights for data slices and extension packs.

2.6	To perform this Agreement, Party A shall have the right to use the trademarks, labels or various characters’ images of the Licensed Product to promote the Licensed Product; upon the written consent of Party B, Party A shall have the right to modify and create the label according to the request of market promotion, and process all rights to such modified and created label.

Article 3 Term and Schedule

3.1	Term

This Agreement shall take effect upon its execution by both Parties and remain effective until a mutually agreed termination by both Parties.

3.2	Schedule:

The Parties has agreed to the following schedule for the operation of the game (the detailed schedule is attached to Appendix I):

Closed Test: conducted by Party A as indicated in Appendix 1.

Internal Test: conducted by Party A as indicated in Appendix 1.

Open Test: conducted by Party A as indicated in Appendix 1.

Commercial Operation: conducted by Party A as indicated in Appendix 1.

3.3	Version Plan and Delivery Schedule: Appendix 2.

3.4	Game’s Check and Acceptance

3.4.1	Within the term of this Agreement, Party A has the right to supervise Party B’s game development, including site visitations. Upon the request of Party A, Party B shall notify Party A in writing concerning the relevant development circumstances.

3.4.2	To implement the operation schedule under Clause 3.2, Party B shall develop by stages – a game software close test version, an internal test version, an open test version and a commercial operation version. Without Party A’s inspection and acceptance, Party B shall not carry out the development at the next step.

3.4.3

As for the communication, delivery method, acceptance and confirmation of the game’s version (close test version, internal test version, open test version and commercial operation version and their revised version), the Parties agree: the

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

version plan and delivery schedule as indicated in Appendix 2 shall be the written evidence of Party A’s inspection and acceptance. Party A shall start examining and providing a test opinion within fifteen (15) business days (“Acceptance Period”) from the receipt of the complete server end and user end version and shall confirm in accordance with the requirements in Appendix 2.

3.4.4	If Party A finds, during the examination process, that Party B has not developed the game as required by Appendix 2 and the game has material defects, which may affect the normal operation and security of the game, Party A shall provide a formal written report during the Acceptance Period. If no such report is provided, the delivery shall be deemed as qualified. Party B shall consummate the game within 20 business days after receiving the written report (or at a time agreed by the Parties), and the modified version shall also be delivered to Party A. Once Party A examines the version and accepts the modified or revised version, the mission of the development in this period shall be completed.

3.4.5	If the version has a design defect that is not a specific requirement as indicated in Appendix 2, Party A shall have the right to supplement and amend Appendix 2 and communicate with Party B for agreement. Party B shall modify the version within twenty (20) days upon the agreement made by both Parties. Once Party A examines the version and accepts the modified or revised version, the mission of the development in this period shall be completed.

3.4.6	As for the manner of delivery, acceptance and confirmation between both Parties, the Parties agree it shall be made in writing (in printed word file, e-mail, handwriting or other cognizable formal written documents).

Article 4 License Fee and Revenue Share

4.1	License Fee

In order to obtain the operation and subsequent development right of the Licensed Product, Party A shall pay Party B RMB    *     in total as the License Fee in three intervals. Party A shall pay in accordance with the following schedule:

4.1.1	Within ten (10) days after the receipt of the formal invoice issued by Party B, Party A shall pay * of the License Fee ( * ) to Party B;

4.1.2	Before the internal test, after the source code of the complete server ends, the users end and the relevant tools provided by Party B to Party A passes the examination of Party A, Party A shall pay * of the License Fee ( * ) to Party B within ten (10) days upon the receipt of the formal invoice issued by Party B;

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

4.1.3	At the beginning of the internal test, after the source code of the complete server ends, user ends and the relevant tools provided by Party B to Party A passes the examination of Party A, Party A shall pay * of the License Fee ( * ) to Party B within ten (10) days upon the receipt of the formal invoice issued by Party B.

4.2	Revenue Share

Within the term of this Agreement, Party B shall provide durative technology service, technology training, maintenance support and other services related to the Licensed Product to Party A. Other than the License Fee above, the Parties agree to share the monthly game revenue obtained by operating the Licensed Product in the manner of following proportion and time:

4.2.1	The Proportion of Revenue Share

4.2.1.1	Within * year from the commercial operation, Party A shall pay to Party B * of the revenue from the operation of IMMORTAL FAITH each month.

4.2.1.2	During * from the commercial operation, Party A shall pay to Party B * of the revenue from the operation of IMMORTAL FAITH each month.

4.2.1.3	During * years from the commercial operation, Party A shall pay to Party B * of the revenue from the operation of IMMORTAL FAITH each month.

4.2.1.4	After * years from the commercial operation, Party A shall pay to Party B * of the revenue from the operation of IMMORTAL FAITH each month.

4.2.2	Payment Schedule

After the commercial operation of the Licensed Product, before the 10th day of each month, Party A shall provide to Party B with the revenue data and share data of the previous month, which will be the basis of settlement. After confirmation by both Parties, Party B shall issue a formal invoice to Party A, and Party A shall pay Party B within ten (10) business days after receiving the invoice.

4.2.3	Revenue Share for Oversea Licensing

The revenue from the oversea licensing of IMMORTAL FAITH (including the License Fee and revenue share) shall be shared under Clause 4.2.1 after deducting the oversea income tax (which is withheld by the oversea operator).

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

4.3	Share of Accessory Products

The share of sales revenue from accessory products that is payable monthly to Party B shall be calculated as follows:

4.3.1	The revenue from retail of accessory products through online shopping:

Party B’s revenue = retail price of accessory products    ×     monthly sold number (complete transaction)    ×    *    .

4.3.2	The revenue from brand authorization for selling accessory products:

Party B’s revenue = brand authorization revenue already received for each month    ×    *     .

4.3.3	The sales revenue of accessory products as defined in Clause 1.9. The Parties agree to renegotiate with each other for the proportion of revenue share if the sale cost for the accessory products is too high.

4.4

The sales revenue of the product package including the virtual items shall be shared under Clause 4.2.1. Before the 10 th day of each month, Party A shall provide the revenue data and share data of the previous month for product packaging including virtual items.

4.5

The advertising revenue incurred for the operation of the Licensed Product shall be shares under Clause 4.2.1. Before the 10th day of each month, Party A shall provide the advertising data and share data of the previous month to Party B, and Party B has the right to request Party A to display the advertising related agreement between Party A and a third party. Advertising revenue is defined in Clause 1.10.

4.6	All the above payments shall be made in RMB.

4.7	All the above payments shall be remitted to the account of Party B as follows or by check:

Name: Beijing Game Peak Software Co., Ltd.

Bank:    *

Account Number:    *

4.8	Party B shall bear the taxes relevant to the aforesaid payment from Party A to Party B.

4.9	Before the payment, Party B shall issue a legal and valid invoice to Party A.

4.10	Upon the written confirmation of both Parties to delay the operation schedule as indicated in Appendix 1, the payment shall be delayed accordingly, and Party A is not liable to pay any penalty.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Article 5 New Product Operation and the Bidding Priority

5.1	If within one (1) year after the open test, the PCU reaches 50,000 persons and within five (5) years upon the execution of this Agreement, if Party B proposes any development program plan of the new product (“New Product”), Party A shall have priority in the exclusive proxy operating rights for the New Product provided that Party A has fully performed its obligation under this Agreement.

5.2	If Party A intends to act as an agent for the New Product,

5.2.1	If any third party requests a bid for the operating rights of the New Product, before accepting such offer, Party B shall notify Party A of the material bidding provisions of the third party and consult with Party A for its opinions on the proposed price provided that there is no violation of Party B’s obligation under the confidentiality provision entered with the other bidding party. However, Party B shall not disclose the price proposed by Party A.

5.2.2	If Party A’s bid offers similar commercial conditions as that of the third party, Party A shall first consider in priority Party A in obtaining such exclusive proxy operating rights.

5.2.3	Each offer shall be submitted in writing. Both parties shall reply by accepting or rejecting the offer within seven (7) days.

Article 6 Party B’s Rights and Obligations

6.1	Party B shall timely modify the Licensed Product based on the reasonable improvement suggestions as presented by Party A. Party B shall bear the relevant costs. If Party A’s improvement suggestions exceed the development standard as attached in Appendix II, the Parties shall discuss the expenses again.

6.2	Within the term of this Agreement, Party B and Party A shall confirm the training content as provided by Party B, and Party B shall provide timely and sufficient technology training and ensure that the training of technology support services necessary for Party A’s commercial operation is completed no later than the beginning of the internal test.

6.3	Within six (6) months after the open test of the Licensed Product, in order to ensure that the level of technology support by Party B for the Licensed Product would not decrease, Party B shall make all endeavors to provide technology support to Party A with its development team.

6.4	Upon the execution of this Agreement, Party B shall provide maintenance and upgrade services to the Licensed Product upon the request of Party A, including daily technology maintenance, technology support for any accidents, development of upgraded version and regular or irregular upgrade, etc. until the transfer of all the source code of the commercial operating server end, user end and relevant tools is complete.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

6.5	Party B shall provide to Party A with all of the documents, including the market promotion material and user’s manual, no later than the beginning of the internal test, and shall modify, revise, add or amend the market promotion material and user’s manual in accordance with Party A’s feedback and opinions after the internal test.

6.6	From the first delivery of the source code to the six (6) months after the open test of the product, Party B shall provide 7 x 24 hour technology support to address all of the problems occurring in the Licensed Product’s operation.

6.7	After the transfer of the source code of the commercial operating server end, user end and the relevant tools are complete, if Party A puts forwards the technology or quality problems of the Licensed Product in writing, Party B shall respond within eight (8) hours and propose a settlement plan. The relevant expenses and fees shall be borne by Party B. As for the problems which have already affected the successive operation of the product and stopped the users’ usage, Party B shall solve the problem no later than twenty-four (24) hours upon the written request of Party A. For those problems that may threaten the successive operation and the users’ usage, Party B shall rectify them within five (5) days upon the written request of Party A.

6.8	Both Parties shall take action to ensure the security of the Licensed Product’s source code and protect the source code from being disclosed, which may cause the invalidity of the Licensed Product’s licensing right and affect the commercial operation of the Licensed Product and other usages.

6.9	Without the written consent of Party A, Party B shall not deliver the source code of the Licensed Product to any third party unless it is required by laws and regulations.

6.10	Party B shall develop a daily record of the Licensed Product’s operation in accordance with the format requested by Party A.

6.11	Party B shall transfer the relevant interfaces of the anti-cheating system to Party A before the open test.

6.12	Party B shall guarantee that it has the full property right and copyright of the Licensed Product or has obtained all the necessary authority and consent, which ensures Party A’s valid right to operate in proxy the Licensed Product within the term of this Agreement.

6.13	Party B guarantees, from the execution of this Agreement and during the term of this Agreement, that there is no claim or potential threat by any third party against Party A for the right licensed by Party B, and Party A’s activities pursuant to this Agreement.
6.14	Party A is responsible for the development of the charging system, and Party B shall provide the full support. Party B shall ensure the security of the charging system’s account and password as provided by Party A.

6.15	Party B agrees to make its best effort to provide the same documents as described in this Agreement in order to assist Party A in obtaining the relevant publication rights of the Licensed Product, including without limitation internet publication rights.

6.16	Party B is responsible for dealing with the formalities of the computer software copyright and other relevant filing procedures for the license.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

6.17	Without the written consent of Party A, Party B shall not conduct any public relations or marketing activities in China. Any public relations or marketing activities by Party B and its agent or its employees shall be subject to Party A’s opinions. Party B shall not disseminate the circumstances of Party A’s business performance to anyone.

6.18	Before Party B’s internal test, the transplant of the source code of the Licensed Product’s server into the Linux system shall be complete. The server end source code provided by Party B to Party A during the internal test shall be edited and operated on the Linux system.

Article 7 Party A’s Rights and Obligations

7.1	According to the exclusive license under this Agreement, Party A shall have the right to exclusively and permanently operate IMMORTAL FAITH in the mainland of China and to pay a License Fee and a revenue share to Party B pursuant to Article 4 of this Agreement.

7.2	Party A shall have the right, in accordance with this Agreement, to examine the product version for different stages provided by Party B and, if Party B finds any problems, to request Party B to rectify any problems at any time in order to ensure the normal operation of the Licensed Product.

7.3	Party A shall carry out the preparation of the operation and implementation as required by Appendix 1.

7.4	Party A shall have the right to decide on the promotion strategies of the Licensed Product independently and to implement it.

7.5	All relevant costs and expenses that occur during the operation of the Licensed Product shall be borne by Party A. The “relevant costs and expenses” shall include without limitation the fees of the servers, the fees of the database software, the fees charged for the deposit of servers and the use of broadband network, commercial issuing fees for the product, all the purchase cost and maintenance fees of the servers, the fees charged for the support and call centre necessary for the product and relevant software, the design and issuing fees charged for the promotion of the product (including the fees for making cards, CD, advertisements, CG animation, posters and presents) and distribution channel promotion fees.

7.6	Party A is responsible for securing the approvals for publishing the Licensing Product from the relevant authorities of the PRC and obtaining all the permits necessary for the commercial operation of the Licensed Product in the PRC. Party B shall assist Party A to conduct such application and shall provide the relevant documents required for the approvals or permits in accordance with the relevant regulations of the PRC.

7.7	Party A shall bear the cost of the fixed assets for the market operation of the Licensed Product, management and operating costs, customer service costs and public relations and market promotion expenses, including the joint advertisement by both Parties, business advertising, storefront advertising, in-store promotion and any other necessary promotion activities. If the market promotion undertaken by Party A requests the assistance of Party B, Party A shall consult with Party B in advance.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

7.8	Party shall provide Party B with the login terminal, account, password of the charging system as well as open the inquiry function.

7.9	Party A has to provide a monthly sales report to Party B, which shall contain gross sales, the number of paid consumers and the number of concurrent users each month, the sales revenue of the product package, the advertising revenue, the sales revenue of accessory products, the charging data and the agreement with third party for internal advertising sales revenue. Party A is responsible for assisting Party B in auditing.

7.10	Party A shall possess the ownership of the user database and the charging data.

7.11	To avoid any misunderstanding, the Parties intend to allow the users to use the Licensed Product and obtain the user end software free of charge in the early stages of the cooperation.

Article 8 Installation, Maintenance and Training

8.1	If problems with the game’s code system arise during the service of the Licensed Product, and Party A could not fix them with its best effort, Party A shall notify Party B of the problems. After receiving Party A’ s notice, Party B shall settle the problem as soon as possible in accordance with the provisions of this Agreement. When the Licensed Product is attacked by hackers or other control software in China, the Parties shall solve the problem cooperatively.

8.2	Party B shall actively respond to Party A’s maintenance requests. Within a normal working time, Party A shall contact the technology personnel designated by Party B through MSN, telephone or by means of face-to-face contact. The designated personnel shall promptly answer Party A’s various technology problems. The designated personnel shall be available 7 × 24 hours by phone for any emergency call.

8.3	If Party A encounters any serious technology problems which cannot be fixed independently during the service of the Licensed Product (such as defects or problems with the game’s security), or the reasonable program’s change or upgrade aimed to improve the quality of the game and the efficiency of management, Party A shall demand formal technology support from the technology personnel designated by Party B, and Party B shall make its best endeavor to fix all of the problems within a reasonable period of time but no later than five (5) days.

Article 9 Copyright and Guarantee

9.1	Party B represents and warrants to Party A:

9.1.1	Party B warrants that it owns and controls the sufficient copyright and intellectual property right of the Licensed Product for commercial operation and has sufficient right of the source code, all of the images and characters, symbols, etc. of the Licensed Product.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

9.1.2	There are no disputes over the copyright of the Licensed Product within the term of this Agreement. The Licensed Product does not have any infringement actions against it.

9.1.3	The content of the Licensed Product does not contain any slander or imputation against any entity.

9.1.4	The Licensed Product does not contain material defects which could cause the game to not operate normally.

9.2	When a third party has alleged or threatens to allege the copyright and intellectual property right of the Licensed Product, Party A can take part in the dispute settlement at any time. However, if the third party claims the right and any indemnification with regard to the copyright and intellectual property right of the Licensed Product, Party B shall settle the problem independently and guarantee that Party A’s interests shall not be harmed. If Party A suffers from the aforesaid, Party B shall indemnify all of Party A’s losses.

9.3	During the term of operation, Party A shall individually bear any cost and expenses for litigation, damage and indemnification by reason of Party A. If Party B suffers from the aforesaid, Party A shall indemnify Party B for its losses.

Article 10 Breach of Contract and Termination

10.1	Except for a Force Majeure event as defined in Article 13 hereunder, if one Party fails to perform the obligations herein without any reasonable reason and cannot rectify its non-performance within seven (7) days after receiving the written notice from the non-defaulting party, it shall be regarded as a breach of contract.

10.2	The defaulting party shall be responsible for the loss suffered by the other Party as a result of the default event, including but not limited to, the losses, the attorney’s fees and all relevant litigation expenses.

10.3	If Party A fails to perform the obligation under Article 7, in addition to the right to claim Party A’s breach of contract under Article 10.1 and 10.2, Party B shall have the right to request Party A to indemnify in an amount of 0.5% of the payable License Fees payable per day until Party A continues to perform its obligations again.

10.4	If Party B fails to perform its obligation under Article 6, in addition to the right to claim for Party A’s breach of contract under Article 10.1 and 10.2, Party B shall have the right to request Party A to indemnify in a amount of 0.5% of the payable License Fee payable per day until Party A continues to perform its obligations again.

10.5	According to the delivery schedule as indicated in Appendix 2, before the open test, if Party B fails to achieve the relevant work after a six (6) months delay due to its own fault, Party A has the right to terminate this Agreement and request Party B to return the License Fee. If Party B discloses the source code or other confidential information, which damages Party A’s interests, Party A could terminate the Agreement and has the right to request Party B to bear the liabilities and indemnities. During the term of the operation of the Licensed Product by Party A, if disclosure of the source code is made by Party A, which damages Party B, Party A shall indemnify Party B for its losses.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

10.6	If the Licensed Product has a critical error and Party B fails to solve it within thirty (30) days, which prevents the Licensed Products from operating commercially and entering into the market, then Party A could terminate this Agreement, and Party B shall indemnify Party A of its loss. Critical error refers to the program technology problems which naturally affect the normal operation and cannot be solved, the disclosure and loss of the source code caused by Party B and the connection problems between the service operation and the charging system. However, before the termination of this Agreement, the Parties shall convene a meeting to settle the aforesaid problems jointly.

10.7	Within the term of this Agreement, if Party A is separated, merged, dissolved or liquidated by other reasons, Party A has to transfer for free the operation right of the game and the relevant game’s data to Party B or the third party designated by Party B after assessment by the appraiser; Within the term of this Agreement, if Party B is separated, merged, dissolved or liquidated by other reason, Party B has to transfer the copyright of the Licensed Product to Party A or the third party designated by Party A after the appraiser’s assessment. During the aforesaid process, if the game is still operating, the Parties shall ensure that the assessment and transfer would not cause any material adverse effect.

10.8	In of the event of the following, Party B has the right to terminate this Agreement and license the product to a third party:

(a)	Without Party B’s consent, Party A delays its payment for more than two (2) months;

(b)	Without Party B’s consent, Party A unilaterally transfers its rights and obligations herein to a third party other than an affiliate of Party A;

(c)	Without both Parties’ written confirmation, Party A could not complete the relevant work within six (6) months from the scheduled time as indicated in Appendix 1, provided that it is not caused by reason of Party B.

If Party B terminates the Agreement by any of the foresaid reasons, Party A shall pay Party B with the amount of account payable before the termination of this Agreement. If the termination causes material loss to Party B, Party B has the right to request Party A to indemnify its losses.

10.9	If Party B delivers the source code of the Licensed Product to any third party, Party A has the right to terminate the Agreement and obtain the copyright of the Licensed Product automatically.

Article 11 Confidentiality

11.1	The content of this Agreement and the business, financial or relevant information received by one Party from the other Party for the execution, implementation of this Agreement are confidential information. The Parties shall make their efforts to supervise their counsels, proxy or employees to maintain the confidentiality of the relevant information. Without the written consent of the counterpart, neither Party shall disclose any confidential information mentioned in this Agreement to a third party, except to the professional counsels of such Parties. Meanwhile, Party B could file a copy of this Agreement or copied information with the relevant governmental authorities in order to obtain tax preferential treatment.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

11.2	This article shall not be applicable to the information disclosure caused by legal procedure, data request claimed by the State Finance Department, and other non-fault reasons.

11.3	The provisions of this Agreement shall be kept strictly confidential. Within the cooperation term and two years after that, the Parties shall not disclose any of the Party or any of the confidential information herein in any forms or manners to any third party or at any place (including the website).

Article 12 Compliance with Laws

The Parties agree that they shall comply with PRC laws and all other applicable laws and regulations while providing product services, product maintenance, treating customers, media and competitors, including but not limited to the relevant online media, telecom service, data privacy and intellectual property protection.

Article 13 Force Majeure

13.1	Neither Party shall be responsible for delay in the performance and default caused by a Force Majeure event. Force Majeure includes but is not limited to fires, wars, strikes, governmental bans, law requirements or changes, and other circumstances whose occurrence and consequence cannot be foreseen, prevented and avoided. If relevant provisions of this Agreement could not be performed due to the Force Majeure event, the Parties shall consult with each other to determine whether part of the obligation under this Agreement could be terminated or waived to the extent affected by such Force Majeure event.

13.2	Acts of nature, earthquake, flood, typhoon, explosion, fire;

13.3	Various kinds of disastrous disease;

13.4	Revolt, riot, turbulence, declared or undeclared war;

13.5	Any laws, rules, orders, decrees (including a government ban on game publication or its use), authority interference promulgated by governmental authority within the territory of this Agreement, which are applicable to this Agreement or either Party or any other reasons which could not be avoided by the Parties;

13.6	Chaos in the supply of important energy resource (including but not limited to the electric power supply);

13.7	Collapse of the computer system or communication interruption beyond the control of both Parties.

13.8	The Party affected by the Force Majeure event shall promptly notify the other Party of the occurrence of such event of Force Majeure and shall, within twenty (20) days after the event’s occurrence, notify the other Party in writing concerning the occurrence of the event, remedy actions and the reason of default in writing.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Article 14 Non Cooperative or Association relationship

The Parties did not establish the relationship of proxy, association, or joint venture through this Agreement. Without the consent of one Party, the other Party shall not unilaterally use the counterpart’s trademark, label or company name.

Article 15 Market Promotion

15.1	Party A has the right to decide the market promotion strategy of the Licensed Product. Party A shall guarantee that the market promotion cost shall not be less than * half a year before and half a year after the open test date.

15.2	Within the term of this Agreement and without a written license from Party A, Party B shall not conduct any public relationship or marketing activities related to the Licensed Product in China. Party B shall request Party A’s opinion for any activities of public relationship or marketing actions conducted by Party B, its proxy, employees or itself related to the Licensed Product. Party B shall not disseminate any of Party A’s operational performing situations.

Article 16 Notice

Notices between the Parties shall be in writing and delivered personally, or sent by registered mail or by facsimile transmission (e-mail is also allowed, but, due to the instability of e-mail, it shall not be regarded as the sole manner of delivering formal notice under this Agreement).

Article 17 Governing Law and Dispute Resolution

17.1	Any dispute arising from this Agreement, including any dispute regarding its existence, validity or termination, etc. hereunder shall be settled at the Beijing Arbitration Commission in accordance with its arbitration rules, and the arbitration shall take place in Beijing.

17.2	The conclusion, performance, interpretation and dispute settlement of this Agreement shall be governed by PRC laws.

(No Text Below)

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Each of the Parties hereto has caused this Agreement to be executed on the date first set forth above and this Agreement is made in four (4) original copies and each party holds two (2) original copies.

Party A: Beijing Gamease Age Digital Technology Co., Ltd. (SEAL)

By: /s/ Tao Wang

Authorized Representative:

Date: July 21, 2008

Party B: Beijing Game Peak Software Co., Ltd. (SEAL)

By: /s/ Wei Wang

Authorized Representative:

Date: July 21, 2008

Appendix 1: Operation Schedule

Appendix 2: Version Plan and Delivery Schedule

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Appendix 1

Operation Schedule of IMMORTAL FAITH

1.	Close Test

Time:    *

2.	Internal Test

Time:    *

3.	Open Test

Time:    *

4.	Commercial Operation

Time:    *

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Appendix 2

The version plan and delivery schedule of IMMORTAL FAITH

1.	First Delivery

Purpose: Start of Close Test

Time:    *

Delivered Content:

(1)	the complete source code of all server end, user end and maintenance and edit tools;

(2)	the resources used for designing the game and used in the game, including but not limited to the picture, sound, animation, data scheme form, design description document, manual, game script, data base scheme script and default data, the list and detailed description of source code and game system framework.

Acceptance Criteria

(1)	it is able to edit automatically all executable documents, based documents and dynamic in accordance with the described documents;

(2)	it is able to set up the game server terminal and allow the user to connect into the game automatically in accordance with the description documents;

(3)	it is able to use the self-editing tool to modify and maintain the game data in accordance with the description documents.

2.	Second Delivery

Purpose: Start of Internal Test

Time:    *

Delivered Content:

(1)	the complete source code of all the server end, user end and maintenance and edit tool;

(2)	the resources used for designing the game and used in the game, including but not limited to the picture, sound, animation, data scheme form, design description document, manual, game script, data base scheme script and default data, the list and detailed description of the source code, and game system framework.

Acceptance Criteria

(1)	it is able to edit automatically all executable documents, based documents and dynamic in accordance with the description documents;

(2)	it is able to set up the game server terminal and allow the user to connect into the game automatically in accordance with the description documents;

(3)	it is able to use the self-editing tool to modify and maintain the game data in accordance with the description documents;

(4)	all servers could edit and operate on the Linux system.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

3.	Third Delivery

Purpose: Start of Internal Test

Time:    *

Delivered Content:

(1)	the complete source code of all server end, user end and maintenance and edit tool;

(2)	the resources used for designing the game and used in the game, including but not limited to the picture, sound, animation, data scheme form, design description document, manual, game script, data base scheme script and default data, the list and detailed description of source code and game system framework.

Acceptance Criteria

(1)	it is able to edit automatically all executable documents, based documents and dynamic in accordance with the description documents;

(2)	it is able to set up the game server terminal and allow the user to connect into the game automatically in accordance with the description documents;

(3)	it is able to use the self-editing tool to modify and maintain the game data in accordance with the description documents;

(4)	all servers could edit and operate on the Linux system.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.